Final Term Sheet

Filed Pursuant to Rule 433

Registration No. 333-123689

January 30, 2006

WELLS FARGO & COMPANY

$250,000,000 Floating Rate Notes Due October 28, 2015

Issuer:	Wells Fargo & Company

Title of Securities:	Floating Rate Notes Due October 28, 2015

Trade Date:	January 30, 2006

Settlement Date (T+3):	February 2, 2006

Aggregate Principal Amount Offered:	$250,000,000

The notes form a part of the series of Wells Fargo & Company’s Floating Rate Notes due October 28, 2015 and have the same terms as the other floating rate notes of this series issued by Wells Fargo & Company on October 28, 2005 pursuant to a prospectus supplement dated October 21, 2005 which, together with the prospectus dated July 21, 2005, was filed with the Securities and Exchange Commission on October 25, 2005 (the “October 2005 Prospectus”). The notes will have the same CUSIP number as those other floating rate notes, will trade interchangeably with those other floating rate notes immediately upon settlement and will increase the aggregate principal amount of the series of the Floating Rate Notes due October 28, 2015 to $1,750,000,000.

Price to Public (Issue Price):	99.997%, plus accrued interest totaling $101,250 from January 30, 2006 (the last preceding interest payment date for the Floating Rate Notes due October 28, 2015) through February 2, 2006, the date Wells Fargo & Company expects to deliver the notes, and additional accrued interest, if any, from February 2, 2006 (the “Accrued Interest”)

Total Proceeds:	$250,093,750

Underwriting Discount (Gross Spread):	0.30%

All-in Price (Net of Underwriting Discount):	99.697%, plus the Accrued Interest

Net Proceeds:	$249,343,750

Terms:	The terms of the notes are described in the October 2005 Prospectus. The first interest payment date for the notes to be issued on February 2, 2006 will be April 28, 2006.

Underwriter:	Citigroup Global Markets Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-248-3580.